Exhibit 10.88

DEMAND PROMISSORY NOTE

$2,000,000.00	May 20, 2003

FOR VALUE RECEIVED, Horizon Group Properties, Inc., a Maryland corporation (“Maker”), promises to pay on DEMAND to Pleasant Lake Apts. Limited Partnership, an Ohio limited partnership, and Pleasant Lake Apts. Corp., an Ohio corporation (collectively, “Payee”), in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000.00).

1.                                      PAYMENTS

1.1       PRINCIPAL

The principal amount of this Note shall be due and payable upon Maker’s receipt of a written demand for payment from Payee (the “Payment Date”).  Interest shall accrue on the unpaid balance at the rate of five percent (5%) per annum, based on a yearly three hundred sixty-five (365) days.  All payments made by Maker under this Note shall be applied first to the payment of interest and then to the payment of principal.

MAKER ACKNOWLEDGES THAT THIS NOTE IS A DEMAND NOTE AND THE UNPAID PRINCIPAL BALANCE HEREUNDER, TOGETHER WITH ALL INTEREST THEREON, SHALL BE DUE AND PAYABLE ON DEMAND.

1.2       MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made either by wire transfer as directed by Payee or by check to the following address:

Pleasant Lake Apts. Ltd. Partnership
23811 Chagrin Blvd., #200
Beachwood, Ohio 44122
Attention:        Howard Amster

If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day.  “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Illinois.

1.3       PREPAYMENT

Maker may without premium or penalty, prepay all or any portion of the accrued interest and outstanding principal balance due under this Note upon five (5) days’ prior written notice to Payee.

2.                                      DEFAULTS

2.1       EVENTS OF DEFAULT

The occurrence of any one (1) or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a)          If Maker fails to pay this Note within two (2) days after demand.

(b)         If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c)          If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case, the order or decree is not dismissed within sixty (60) days.

(d)         The breach by Maker of any covenant, agreement, term or provision under that certain letter agreement between Maker and Payee dated this date relating to the loan evidenced by this Note.

2.2       NOTICE BY MAKER

Maker shall notify Payee in writing within two (2) days after the occurrence of any Event of Default described in Section 2.1(b), (c) or (d) of which Maker has actual knowledge without any investigation or inquiry.

2.3       REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.  Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3.                                      MISCELLANEOUS

3.1       WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative.  No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee.  Neither the failure nor any delay in exercising any right, power or privilege under this Note shall operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege by Payee shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker shall be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note.  Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2       NOTICES

Any notice required or permitted to be given hereunder shall be sufficient if in writing and delivered in person, by facsimile with confirmation or sent via registered or certified United States mail, return receipt requested, postage prepaid, or by recognized courier services, addressed as follows:

If to Maker:

Horizon Group Properties, Inc.
77 West Wacker Drive, Suite 7700
Chicago, IL 60601
Attention:        Gary Skoien

If to Payee:

Pleasant Lake Apts. Ltd. Partnership and
Pleasant Lake Apts. Corp.
23811 Chagrin Blvd. #200
Beachwood, OH 44122
Attention:        Howard Amster

or such other address as either party may designate in writing.  A notice shall be deemed received:  (a) if by telecopy, on the date confirmed; (b) if by mail, two (2) days after mailing; and (c) if by overnight courier service, on the date delivered.

3.3       SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

3.4       GOVERNING LAW AND JURISDICTION

This Note shall be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other law; and any action on this Note may at the option of Payee, be instituted and enforced in the Courts of the State of Ohio or the U.S. District Court for the Northern District of Ohio and Maker waives any objection to the jurisdiction of such Courts.

3.5       PARTIES IN INTEREST

This Note shall not be assigned or transferred by Payee without the prior written consent of Maker, other than to an entity owned or controlled by Howard Amster.  This Note shall be binding in all respects upon Maker and its successors and assigns, and shall inure to the benefit of Payee and its successors and permitted assigns.

3.6       SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified.  All words used in this Note shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note as of the date first stated above.

HORIZON GROUP PROPERTIES, INC.

By:

Name:

Its: